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								   EXHIBIT 11.1
		   ETHYL CORPORATION AND SUBSIDIARIES
		   COMPUTATION OF EARNINGS PER SHARE
	  for the years ended December 31, 1995, 1994 and 1993
		(In thousands except per share amounts)

						    1995       1994       1993
						 -------    -------    -------
Income before extraordinary item and
   discontinued insurance operations             $73,963    $97,755   $ 90,022
Extraordinary item                                  -          -        (5,000)
						  ------     ------     ------
Income before discontinued insurance operations   73,963     97,755     85,022
Income from discontinued insurance operations       -          -        90,483
						  ------     ------     ------
Net income                                        73,963     97,755    175,505

Less preferred stock dividends
   First Preferred:
      6% Series A, $6.00 per share                  -           (12)       (12)
						  ------     ------     ------
Net income applicable to common stock             73,963     97,743    175,493
						 =======    =======    =======

Average number of shares of common stock
   outstanding                                   118,436    118,427    118,382

Shares issuable upon the assumed exercise of
   outstanding stock options (1)                      10         24         54
						  ------     ------     ------
Shares of common stock and common stock
   equivalents (1) (2)                           118,446    118,451    118,436
						 =======    =======    =======

Earnings per share: (3)
   Income before extraordinary item and
      discontinued insurance operations            $0.62      $0.83      $0.76
   Extraordinary item                               -          -         (0.04)
						  ------     ------     ------
   Income before discontinued insurance operations  0.62       0.83       0.72
   Income from discontinued insurance operations      -          -        0.76
						  ------     ------     ------
   Net income (3)                                  $0.62      $0.83      $1.48
						 =======    =======    =======


Notes:

(1) For fully-diluted earnings per share, the shares issuable upon the assumed execise of outstanding stock options would be 11, 26, and 58 in 1995, 1994, and 1993, respective, and the shares of common stock equivalents would have been 118,447, 118,453, and 118,440, respectively.

(2)   To determine the average number of shares of common stock and common stock equivalents, the average number of common shares and common stock equivalents outstanding (actual or assumed for equivalents) during each month were added together and the sum was then divided by 12.

(3) Primary earnings per share and fully-diluted earnings per share are the same amounts.


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